Krispy Kreme Doughnuts, Inc.
Third Quarter Conference Call Q&A
November 22, 2004

SAFE HARBOR STATEMENT: Information contained herein, other than historical information, should be considered forward-looking. In particular, the Company has said that it will address current challenges and seek to regain business momentum. Forward-looking statements are subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated, the outcome of the pending formal investigation by the United States Securities and Exchange Commission, the pending shareholder class action, the pending shareholder derivative actions, the pending Special Committee investigation, our auditors’ ongoing review of our financial statements, and numerous other factors discussed in Krispy Kreme’s periodic reports and proxy statements filed with the Securities and Exchange Commission.

Franchise Community

1.	I believe you mentioned that the Consolidated JV’s are losing money. How many Area Developers are in Consolidated JV’s and how many are losing money? Are these consolidated JVs losing money at the store level or the enterprise level?

The operating results of our consolidated joint ventures, with the exception of KremeKo, Inc., which was consolidated at quarter-end pursuant to FIN 46-R, are included in the Company’s unaudited financial results for the quarter ended October 31, 2004. In the aggregate, our consolidated joint ventures recorded an operating loss for the third quarter as well as year to date. We have historically not disclosed results of operations by entity among our consolidated joint ventures.

Consolidated Joint Venture	General Geographical Market

Freedom Rings, LLC	Eastern Pennsylvania, Delaware, Southern New Jersey

Glazed Investments, LLC	Colorado, Minnesota, Wisconsin

KremeKo, Inc.	Central and Eastern Canada

New England Dough, LLC	Connecticut, Maine, Massachusetts, Rhode Island, New Hampshire, Vermont

As we have worked closely with our franchisees, including our consolidated joint ventures, we have learned that those facing challenges generally fall into three categories: (i) operational processes that have not evolved from high opening sales levels to ongoing and sustainable sales levels; (ii) markets that have not aggressively developed all sales channel opportunities; and (iii) overcapacity relative to off premises potential. Recently, we have been working directly with two of the four consolidated joint ventures in a more concerted way than we have since our initial assistance in opening their markets. One byproduct of this collaborative effort was the decision to close commissaries in Colorado, Minnesota and Philadelphia. As discussed on the call, the production is being moved from these commissaries into existing factory stores without compromising or interrupting service to customers. We believe these actions will eliminate the cost of operating the commissaries and improve operating efficiencies in the factory stores as a result of higher capacity utilization.

2.	At the International stores, namely in the UK & Australia, are Sales trends meeting/missing/exceeding expectations? What about the Cost trends?

We provide summary financial information on all our unconsolidated joint ventures, including Krispy Kreme Australia Pty Limited and Krispy Kreme U.K. Limited, in our annual report. We do not report this level of information on a quarterly basis.

3.	How many stores do the two franchisees that were marketed as ‘doubtful accounts’ operate?

It is our policy not to specify the franchisees in question or the number of stores.

Wholesale Contribution to Business Model

4.	At Wholesale, do you plan on shedding accounts to improve profitability?

In the normal course of business, we continually evaluate routes and individual accounts for profitability and other factors, and we will continue doing so going forward.

5.	Do you still believe that Off-Premise sales do not cannibalize in-store/Retail sales?

Off-Premises sales represent approximately 50% of systemwide sales. This business is the Company’s heritage, and the business has evolved over the decades to be relatively balanced between off-premises and on-premises.

Based on our research conducted in the fall of 2003, nearly 60% of our factory store customers only buy Krispy Kreme doughnuts in factory stores. For them, the experience of watching the doughnut theater and enjoying a hot doughnut with family and friends are why they visit our factory stores. Nevertheless, about 40% of our factory store customers also purchase our doughnuts in off-premises channels.

Convenience is the primary factor for customers who buy Krispy Kreme doughnuts in off-premises outlets. Approximately 55% of these customers buy Krispy Kreme doughnuts only/mostly from off-premises stores. Roughly 45% of the customers who primarily purchase our doughnuts at off-premises locations also buy doughnuts from our factory stores.

We believe this research indicates that both our factory stores and off-premises locations work synergistically to meet varying consumer demands and needs.

We would also note that in recent customer surveys, over 90% of the respondents indicated that the availability of Krispy Kreme doughnuts in grocery and convenience stores had either a positive or no impact on their perception of the brand and our products.

6.	Last quarter, you mentioned that you lost the Kroger account. Did you lose any large accounts in F3Q as well? Number of accounts at risk?

We did not lose the Kroger account. On our August earnings call, we discussed losing Kroger In-Store Bakery (“ISB”) doors in the Raleigh/Roanoke and Cincinnati markets. We continue to enjoy serving Kroger with our packaged doughnut program in those markets and with both our packaged doughnuts and ISB in other markets nationwide. Additionally, although it is normal to lose doors in the normal course of business, we did not lose any major accounts this quarter.

Market Development Strategy

7.	You closed 4 commissaries in F3Q; should this serve to have a material benefit to Company-store margins in F4Q? How many Commissaries are still operating, & are these commissaries included in the Store count?

As stated previously, we believe that the commissary closures will eliminate the cost of operating the commissaries and improve operating efficiencies as a result of higher capacity utilization in the remaining factory stores in the market, following the transfer of production to these stores from the commissaries. Beyond that, we will not make forward looking statements with regard to potential benefit to Company-store margins.

As of quarter end, there were 24 commissaries systemwide, which are included in the factory store count.

8.	What is the capacity of the Smaller store prototype, vs the Traditional Factory stores? And, what do you expect to be Investment Cost differential?

Capacity of the small store prototype is currently 65 dozen per hour compared to capacity of approximately 220 dozen per hour for the traditional factory store. We are targeting a unit investment cost for the small store format prototype to be approximately half of the traditional factory store.

9.	Of the 10 stores the company expects to open during the fourth quarter, how many are the traditional factory prototype (270), satellite, and new factory prototype (60)?

In the fourth quarter, we anticipate that most of the unit openings will be traditional factory store openings with the residual being satellites. As discussed previously, we have identified locations and are in the permitting stage with regard to the five test smaller format “65” factory stores. We intend to open these stores beginning in the second quarter of fiscal 2006.

Cost savings impact on financial statements

10.	You mentioned significant savings from better managing off-premise Costs, renegotiating Pricing (what does that mean), & Outside Consultants. When should we see these initiatives benefiting the Income Statement?

We have also identified a number of cost savings opportunities in all segments of our system, stores, manufacturing and distribution, and corporate support functions. For example, we are pursuing a continued emphasis on managing the costs of our off-premises channels primarily focused on returns or shrinkage optimization, and route consolidation and mileage reductions. We have also renegotiated pricing and terms with several of our suppliers and reviewed our usage of outside consultants and service providers. These and other initiatives are designed to generate substantial savings over the course of the next year.

SEC Investigation and Legal Expenses

11.	Is there any timetable as to when the SEC investigation will be complete?

We cannot comment on the SEC investigation except to say that we continue to cooperate fully.

12.	When is the Special Committee expected to complete its review and release its findings?

As disclosed in the press release, the Company does not currently anticipate making further disclosure about the Special Committee’s investigation until the investigation has been completed.

13.	For increased legal expenses mentioned, will the costs go up from this quarter’s run rate or will they remain the same level?

The Company expects that ongoing professional fees in connection with these matters will continue to be material.

Put Options

14.	Other than Glazed, are there other franchisees that have put options that could potentially be exercised in the future?

There are no other franchisees with a put option.

15.	To the extent that you can comment, what are the average terms under such put options?

As previously disclosed regarding the Glazed Investments, LLC put option, the purchase price for the individual’s respective interest is determined based upon a formula defined in the agreement, which is generally based upon earnings growth and cash flow from operations.

Commodity Costs

16.	Is there any change in commodity costs that are positive or negative over the next 12 months?

In the normal course of business, the Company is exposed to the impact of commodity price fluctuations affecting the cost of flour, sugar, soybean oil, coffee beans, and other ingredients. In order to secure adequate supplies of product and bring greater stability to the cost of ingredients, the Company routinely enters into long-term purchase agreements and other purchase arrangements with its suppliers. These commitments generally range from one to three years.

Balance Sheet

17.	Where did the $2 million accrual for doubtful accounts hit the income statement?

KKM&D Segment

18.	What is the structure of your debt at the end of the 3Q?

As of October 31, 2004, outstanding borrowings under our Credit Facility consist of $62 million under our revolving line of credit and $28.9 million outstanding on a term loan. The remaining debt consists of borrowings at our Consolidated Joint Ventures.

19.	Could you please provide a cashflow statement?

This information will be provided in our Form 10-Q for the period ended October 31, 2004.

20.	You still have $170 million in goodwill on your books-when do you need to reexamine for impairment?

As we disclosed previously, goodwill is reviewed at least annually for impairment (as of December 31) or whenever events or circumstances indicate the carrying amount may be impaired.

21.	What does the $219 million “other assets” line item on your balance sheet consist of?

This information will be provided in our Form 10-Q for the period ended October 31, 2004. As of August 1, 2004, the approximately $221.3 million of ‘other assets’ in the condensed consolidated balance sheets is comprised of the following, as disclosed in our Form 10-Q for the period ended August 1, 2004:

	($000s	)

Prepaid expense and other current assets	$6.7

Income taxes refundable	$8.1

Deferred income taxes	$20.0

Goodwill	$172.7

Other intangible assets	$3.4

Other assets	$10.4

IRI Data/Market Trends/Sales Trends

22.	Discuss top line momentum as the quarter progressed-IRI data suggested a pretty sharp fall off in Oct — did you see that, and maybe comments on November’s trends?

For the 12-week period ended October 31, 2004, the packaged doughnut category declined in volume sales by 3.0% versus year ago. Krispy Kreme volume sales for the same period declined 0.8% versus year ago. Non-Krispy Kreme volume sales decreased 3.6% versus the prior year’s comparable period.

For the four week period ended October 31, 2004, the packaged doughnut category declined in volume sales by 3.7% versus the year ago period, while Krispy Kreme’s volume sales declined by 8.0%.

23.	What impact did the hurricanes have on financial results and comparable store sales during the quarter?

We did have Company and Franchise stores affected by the hurricanes during the third quarter. However, we would estimate that it had a relatively modest overall impact on our business.